Scholastic Appoints Milena Alberti and Anne Clarke Wolff to its Board of Directors

Directors John L. Davies and David J. Young to Accelerate Planned Retirements from the Board

NEW YORK, July 17, 2025 -- Scholastic (NASDAQ: SCHL), the global children's publishing, education and media company, today announced that Milena Alberti and Anne Clarke Wolff were appointed to its board of directors (the "Board") as independent directors, representing holders of Scholastic’s Common Stock, effective July 16, 2025. Directors John L. Davies and David J. Young, who had planned to retire at the upcoming 2025 annual meeting of stockholders, will step down immediately to enable the newly appointed directors to begin participating in Board deliberations.

Alix Guerrier, currently a representative of the Common Stockholders appointed in 2024, has also been reappointed to the Board as a representative of the Company’s Class A Stockholders. Over the past four years, commensurate with the Board’s commitment to regular refreshment to support the needs of the business, the eleven-member Board has been substantially refreshed with seven new independent directors.

Iole Lucchese, Chair of the Board, said, “We are pleased to welcome two independent and highly qualified individuals to the Board who are prepared to support the Board’s focus on business transformation, growth strategies and capital allocation, as well as other initiatives to maximize shareholder value. Ms. Alberti brings decades of experience in publishing and finance, in addition to substantial board service. Ms. Wolff brings 30 years of experience in the financial services industry, managing global businesses throughout their lifecycles, and is a capital markets expert. Both of these individuals are positioned to contribute relevant financial and industry experience and expertise, which will prove invaluable during this exciting chapter in Scholastic’s history.

“On behalf of the entire Board, I would also like to thank Jack Davies and David Young for their dedicated service, substantive contributions and independent perspective they have brought to the Board. We wish them both well.”

Milena Alberti

Ms. Alberti is a seasoned finance and media executive with over 30 years of corporate and board experience. She spent most of her corporate career at Penguin Random House, the world’s largest book publisher, across a variety of roles, including Mergers & Acquisitions, Spanish Language publishing and serving as the company’s Global and US Chief Financial Officer. Ms. Alberti also was the Chief Financial Officer of Getty Images, Inc. (NYSE: GETY), the world’s leading visual content company and MediaMath, a demand-side platform for programmatic marketing and advertising.

Ms. Alberti has extensive public and private board experience. She is currently the chair of the board of Pitney-Bowes Inc. (NYSE: PBI) and is a director and audit committee chair of Allurion Technologies (NYSE: ALUR). She also serves on three private company boards in digital library distribution, book publishing, and television advertising, respectively: Overdrive, International Literary Properties, and Simulmedia. She currently serves on two not-for-profit boards: National Public Radio and Jumpstart, an early education organization. She previously served on the board of Digimarc Corporation (Nasdaq: DMRC) and the board of directors of The University of Pennsylvania Executive Fund.

Ms. Alberti has a Bachelor of Arts from the University of Pennsylvania, and a Master of Business Administration from Harvard Business School.

Anne Clarke Wolff

Ms. Wolff is a 30-year transformational leader in the financial services industry with expertise managing large scale global businesses and working with companies through financial life-cycles – from initial public offerings to mergers and acquisitions. In 2021, Ms. Wolff founded Independence Point Advisors (“IPA”), a purpose-built modern investment bank and advisory firm, where she serves as Chief Executive Officer.

Prior to IPA’s launch, Ms. Wolff spent most of her career managing businesses focused on banking relationships, access to capital markets as well as treasury transformation. During her roles building Bank of America’s $10 billion Global Corporate Banking business, and as Head of Sales for JP Morgan’s Treasury and Securities Services business, Ms. Wolff advocated for the integration of technology and banking to drive business results. She also served as Head of North America Corporate Banking at Citigroup and has been repeatedly recognized as one of The Most Powerful Women in Banking by American Banker and Notable Women in Finance by Crain’s New York.

Ms. Wolff has served on the board of Amphenol Corporation (NYSE: APH) since 2018, where she chairs the finance committee and sits on the audit, governance and nominating committees. She has also been on the board of The Public Theater since 2017.

Ms. Wolff has a Bachelor of Arts, English & Economics from Colby College, and a Master of Business Administration from Northwestern University.

About Scholastic

For more than 100 years, Scholastic Corporation (NASDAQ: SCHL) has been meeting children where they are – at school, at home and in their communities – by creating quality content and experiences, all beginning with literacy. Scholastic delivers stories, characters, and learning moments that empower all kids to become lifelong readers and learners through bestselling children's books, literacy- and knowledge-building resources for schools including classroom magazines, and award-winning, entertaining children's media. As the world's largest publisher and distributor of children's books through school-based book clubs and book fairs, classroom libraries, school and public libraries, retail, and online, and with a global reach into more than 135 countries, Scholastic encourages the personal and intellectual growth of all children, while nurturing a lifelong relationship with reading, themselves, and the world around them. Learn more at www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements relating to future periods. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets generally and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHL: Financial

Investors: Jeffrey Mathews, (212) 343-6741, investor_relations@scholastic.com; Media: Anne Sparkman, (212) 343-6657, asparkman@scholastic.com